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                                                                      EXHIBIT 18

                        MULTIPLE CLASS DISTRIBUTION PLAN
                SECURITY EQUITY, GROWTH AND INCOME, ULTRA, INCOME
                              AND TAX-EXEMPT FUNDS

BACKGROUND

The Securities and Exchange Commission ("SEC") granted an exemptive order on October 19, 1993 and an amended order on June 15, 1994, permitting Security
Equity, Growth and Income, Ultra, Income and Tax-Exempt Funds to implement a multiple-class distribution system and impose a contingent deferred sales charge ("CDSC"). In 1995, the SEC adopted Rule 18f-3 under the Investment Company Act of 1940 (the "Act"), which permits mutual funds to issue multiple classes of voting stock representing interests in the same portfolio and eliminates the need for mutual funds to apply for exemptive orders. Rule 18f-3 further allows mutual funds that are currently relying on exemptive orders to elect to operate under the new rule rather than continuing to rely on their exemptive order.

Any payments made pursuant to Rule 18f-3(d) shall be made in accordance to a written plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges. This Plan is intended to comply with the requirements of Rule 18f-3.

DUTIES AND RESPONSIBILITIES OF BOARD OF DIRECTORS

1. Review and approve the initial offering of different classes of shares of the Fund ("Distribution System"), and any subsequent material amendments to the plan, prior to its implementation. The approval will include a majority of the non-interested Directors.

2. On an ongoing basis, a Fund's Directors, pursuant to their fiduciary responsibilities under the Act and otherwise, will monitor the Fund for the existence of any material conflicts among the interests of the classes of shares. The Directors, including a majority of the non-interested Directors, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop.

3. The initial determination of the class expenses that will be allocated to a particular class and any subsequent changes thereto will be reviewed and approved by a vote of the relevant Fund's Directors, including a majority of the non-interested Directors.

4. Review at least quarterly, SMC's written report of class expenses which lists the amounts expended and the purposes for which such expenditures were made.

5. Any Shareholder Services Plan will be adopted and operated in accordance with the procedures set forth in Rule 12b-1(b) through (f) as if the expenditures made thereunder were subject to Rule 12b-1, except that shareholders will not enjoy the voting rights specified in Rule 12b-1.

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6.   Each  Fund's  Directors  will  receive   quarterly  and  annual  statements
     concerning 12b-1 Plan and Shareholder Services Plan expenditures complying with Rule 12b-1(b)(3)(ii), as it may be amended from time to time. In the
     statements,   only  expenditures  properly  attributable  to  the  sale  or servicing of a particular class will be used to justify any fee charged to that class. Expenditures not related to the sale or servicing of a particular class will not be approved by the Directors to justify any fee charged to that class. The statements, including the allocations upon which they are based, will be subject to the review and approval of the non-interested Directors in the exercise of their fiduciary duties.

7. With regard to those Funds that offer Class B shares that automatically convert to Class A shares, if a Fund implements by any amendment to its 12b-1 Plan (or, if presented to shareholders, adopts or implements any amendment of a Shareholder Services Plan) that would increase materially the amount that may be borne by the Class A shares under the plan, existing Class B shares will stop converting into Class A shares unless the Class B shareholders, voting separately as a class, approve the proposal. The Directors shall take such action as is necessary to ensure that existing Class B shares are exchanged or converted into a new class of shares ("New Class A"), identical in all material respects to Class A as it existed prior to implementation of the proposal, no later than the date such shares previously were scheduled to convert into Class A shares. If deemed advisable by the Directors to implement the foregoing, such action may include the exchange of all existing Class B shares for a new class of shares ("New Class B"), identical to existing Class B shares in all material respects except that New Class B shares will convert into New Class A shares. A New Class A or New Class B may be formed without further exemptive relief. Exchanges or conversions described in this condition shall be effected in a manner that the Directors reasonably believe will not be subject to Federal taxation. Any additional cost associated with the creation, exchange or conversion of New Class A shares or New Class B shares shall be borne solely by the Adviser and the Distributor. Class B shares sold after the implementation of the proposal may convert into Class A shares subject to the higher maximum payment, provided that the material features of the Class A plan and the relationship of such plan to the Class B shares are disclosed in an effective registration statement.

DUTIES AND RESPONSIBILITIES OF INDEPENDENT ACCOUNTANTS

8. On an ongoing basis, the Funds' independent accountants, (the "Expert"), or an appropriate substitute Expert, will monitor the manner in which the calculations and allocations are being made.

9. Applicants must have adequate facilities in place to ensure implementation of the methodology and procedures for calculating the net asset value and dividend/distributions of the various classes and the proper allocation of expenses among the classes. This representation must be concurred with by the Expert. Applicants will take immediate corrective action if the Expert, or appropriate substitute Expert, does not so concur in the ongoing reports.

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DUTIES  AND   RESPONSIBILITIES  OF  SECURITY  MANAGEMENT  COMPANY  AND  SECURITY
DISTRIBUTORS, INC.

10. The classes will each represent interests in the same portfolio of investments of a Fund (or Series thereof), and be identical in all respects, except for certain differences related to: (i) the method of financing certain Class Expenses; (ii) expenses assessed to a class pursuant to a 12b-1 Plan or Shareholder Services Plan; (iii) the related voting rights as to matters exclusively affecting one class of shares; (iv) the requirement that only certain Class B shares will have a conversion feature providing for automatic conversion to Class A shares a stated number of years after issuance; (v) exchange privileges; and (vi) class designation differences.

11. The investment adviser, sub-investment adviser (if any), administrator (if separate) and distributor of the Fund will be responsible for reporting any potential or existing conflicts to the Directors. If a conflict arises, such entities at their own cost will remedy such conflict up to and including establishing a new registered management investment company.

12. Any person authorized to direct the allocation and disposition of monies paid or payable by a Fund to meet Class Expenses shall provide to such Fund's Directors, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

13. Each Fund's distributor will adopt compliance standards as to when each class of shares may be sold to particular investors. Applicants will require all persons selling Fund shares to agree to conform to such standards.

14. Any Shareholder Services Plan will be adopted and operated in accordance with the procedures set forth in Rule 12b-1(b) through (f) as if the expenditures made thereunder were subject to Rule 12b-1, except that shareholders will not enjoy the voting rights specified in Rule 12b-1.

15. Submit to each Fund's Directors quarterly and annual statements concerning 12b-1 Plan and Shareholder Services Plan expenditures complying with Rule 12b-1(b)(3)(ii), as it may be amended from time to time. In the statements, only expenditures properly attributable to the sale or servicing of a particular class will be used to justify any fee charged to that class. Expenditures not related to the sale or servicing of a particular class will not be presented to the Directors to justify any fee charged to that class.

16. Dividends paid by a Fund with respect to a class of shares will be calculated in the same manner, at the same time, on the same day, and will be paid at the same dividend rate as dividends paid by the Fund with respect to each other class of shares of the same Fund, except that Class Expenses and payments made pursuant to a 12b-1 Plan or Shareholder Services Plan will be borne exclusively by the affected class.

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17.  Applicants  will  take  immediate  corrective  action  if  the  Expert,  or appropriate substitute Expert, does not concur with SMC in their ongoing reports regarding adequate facilities to calculate the net asset value and dividend/distributions of the various classes, and proper allocation of expenses among the classes.

18. Each prospectus will contain a statement to the effect that any person entitled to receive any compensation for selling or servicing Fund shares may receive different levels of compensation with respect to one particular class of shares over another in the Fund.

19. The duties and responsibilities of the Directors of each Fund with respect to the multi-class distribution system described in this Plan will be set forth in guidelines which will be furnished to each Fund's Directors.

20. Each Fund will disclose in each of its prospectuses the respective expenses, performance data, distribution arrangements, services, fees, initial sales loads, CDSCs, conversion features and exchange privileges applicable to each class of shares, regardless of whether all such classes of shares are offered through such prospectus. Each Fund will disclose the respective expenses and performance data applicable to all classes of shares in every shareholder report pertaining to such Fund. The shareholder reports will contain, in the statement of assets and liabilities and statement of operations, information related to the Fund as a whole generally and not on a per class basis. Each Fund's per share data, however, will be prepared on a per class basis with respect to all classes of shares of such Fund. To the extent any advertisement or sales literature describes the expenses or performance data applicable to any class of shares of a Fund, it will also disclose the respective expenses and/or performance data applicable to all classes of shares of such Fund. The information provided by Applicants for publication in any newspaper or similar listing of a Fund's net asset value and public offering price will present each class of shares separately.

21. Class B shares will convert to Class A shares on the basis of the relative net asset values of the two classes without the imposition of any sales load, fee or other charge.

22. With regard to those Funds that offer Class B shares that automatically convert to Class A shares, if a Fund implements by any amendment to its 12b-1 Plan (or, if presented to shareholders, adopts or implements any amendment of a Shareholder Services Plan) that would increase materially the amount that may be borne by the Class A shares under the plan, existing Class B shares will stop converting into Class A shares unless the Class B shareholders, voting separately as a class, approve the proposal. The Directors shall take such action as is necessary to ensure that existing Class B shares are exchanged or converted into a new class of shares ("New Class A"), identical in all material respects to the Class A as it existed prior to implementation of the proposal, no later than the date such shares previously were scheduled to convert into Class A shares. If deemed advisable by the Directors to implement the foregoing, such action may include the exchange of all existing Class B shares for a new class of shares ("New Class B"), identical to existing Class B shares in all material respects except that New Class B shares will convert into New Class A shares. A New Class A or New Class B may be formed without further exemptive relief. Exchanges or conversions described in this condition shall be effected in

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     a manner  that the  Directors  reasonably  believe  will not be  subject to
     Federal taxation. Any additional cost associated with the creation, exchange or conversion of New Class A shares or New Class B shares shall be borne solely by the Adviser and the Distributor. Class B shares sold after the implementation of the proposal may convert into Class A shares subject to the higher maximum payment, provided that the material features of the Class A plan and the relationship of such plan to the Class B shares are disclosed in an effective registration statement.

Dated this 27th day of November, 1995                AMY J. LEE
                                                Amy J. Lee, Secretary
                                                Security Mutual Funds